UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

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ValueVision Media, Inc.
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On May 21, 2014, (i) ValueVision Media, Inc. (the “Company”) issued a press release disclosing the Company’s results of operations and financial condition for its fiscal first quarter ended May 3, 2014; (ii) the Company posted an updated management presentation, reflecting its fiscal first quarter results of operations and financial condition, and related video to the “Investor Relations” section of its website (www.shophq.com); and (iii) the Company hosted a conference call to discuss its fiscal first quarter results of operations and financial condition.  The press release is filed herewith as Exhibit 1; the updated management presentation is filed herewith as Exhibit 2; and the script for the conference call (excluding the unscripted Q&A portion of the conference call) is filed herewith as Exhibit 3.   The video posted to the “Investor Relations” section of the Company’s website (www.shophq.com) features video of the Company’s current and anticipated brand offerings and can be viewed at: http://youtu.be/diGQMbhsow8.

Important Information

The Exhibits to this filing may be deemed to be solicitation material in respect of the solicitation of proxies from shareholders in connection with one or more meetings of the Company's shareholders, including the Company's 2014 Annual Meeting of Shareholders. On May 9, 2014, the Company filed with the Securities and Exchange Commission (“SEC”) a proxy statement and a WHITE proxy card in connection with the Company's 2014 Annual Meeting of Shareholders. The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company's 2014 Annual Meeting of Shareholders. Information concerning the interests of these directors and executive officers in connection with the matters to be voted on at the Company's 2014 Annual Meeting of Shareholders is included in the proxy statement filed by the Company with the SEC in connection with such meeting. In addition, the Company files annual, quarterly and special reports, proxy and information statements, and other information with the SEC. The proxy statement for the 2014 Annual Meeting of Shareholders is available, and any other relevant documents and any other material filed with the SEC concerning the Company will be, when filed, available, free of charge at the SEC website at http://www.sec.gov. SHAREHOLDERS ARE URGED TO READ CAREFULLY THE PROXY STATEMENT FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION WITH RESPECT TO PARTICIPANTS.

Exhibit 1

ValueVision Media Reports First Quarter 2014 Results

MINNEAPOLIS, MN – May 21, 2014 – ValueVision Media, Inc. (NASDAQ: VVTV), a multichannel electronic retailer operating as ShopHQ (www.shophq.com), today announced operating results for its fiscal 2014 first quarter (Q1’14) ended May 3, 2014. ValueVision will host an investor conference call/webcast today at 4:30 pm ET, details below.

SUMMARY RESULTS AND KEY OPERATING METRICS
($ Millions, except average price points)
	Q1 '14	Q1 '13
	5/3/2014	5/4/2013	Change

Net Sales	$160	$151	6%
Gross Profit	$60	$57	5%
Gross Profit %	37.6%	37.7%	-10bps
Adjusted EBITDA	$6	$6	$-

Adjusted Net Income*	$2	$1	$-
Less:
Activist Shareholder Response Costs	$(1)	$-	$(1)
Net Income	$-	$1	$(1)

Net Income per Share	$0.01	$0.02	$(0.01)

Adjusted Net Income per Share	$0.03	$0.02	$0.01

Homes (Average 000s)	87,034	84,955	2%
Net Shipped Units (000s)	1,913	1,497	28%
Average Price Point	$76	$93	-18%
Return Rate %	22.2%	22.5%	-30bps
Internet Net Sales %	44.7%	46.2%	-150bps
Total Customers - 12 Month Rolling	1,402,185	1,151,882	22%

*2014 reconciliation of Adjusted Net Income to Net Income does not add due to rounding.

ValueVision’s Q1’14 net sales rose 6% to $160 million, driven by strong customer demand in the Company’s categories of Fashion & Accessories and Beauty, Health & Fitness. Gross profit dollars increased 5% to $60 million in Q1’14. Gross profit as a percent of sales for the quarter remained strong at 37.6%, compared to 37.7% in Q1’13.

Q1’14 adjusted EBITDA was $6 million, approximately flat to Q1’13, as the Company’s sales and gross profit improvements were offset by investments in channel positioning within TV distribution costs. In addition, net shipped unit volume increased 28% over the same quarter last year, resulting in higher variable costs to support this growth.

The Company’s Q1’14 adjusted net income was $2 million, or $0.03 per share. Q1’13 adjusted net income was $1 million, or $0.02 per share.

ValueVision’s strategic focus on building its ShopHQ customer base yielded solid gains, as total customers purchasing over the last 12 months rose 22% to a record 1.4 million. Customer growth was driven by the Company’s ongoing focus of broadening its merchandise offerings as well as strategically lowering its average price point, which decreased to $76 in the quarter compared to $93 in the same quarter last year. These changes support continued customer growth and increased purchase frequency, which rose 9% in the quarter over the same period last year.

1-1

ValueVision CEO, Keith Stewart, said, “We are pleased with our Q1 results, which marked the 8th consecutive quarter of sales growth and positive adjusted EBITDA. We continue to make progress in growing revenue and gross profit while repositioning our product assortment. Our success in achieving increased customer growth and a lower average price point at strong margins accelerated throughout Q1 and should provide us with positive momentum for the second quarter.”

ValueVision EVP & CFO William McGrath, stated, “Our balance sheet condition remains strong. We ended the first quarter with $27 million in cash and restricted cash compared to $31 million at the beginning of the year. Net use of cash includes $5 million in working capital and $3 million in capital expenditures partially offset by the Company’s positive adjusted EBITDA results in the quarter. In February, we increased our PNC credit facility from $50 million to $75 million. This $25 million increase will facilitate the 2014 expansion of our warehouse distribution facility to support anticipated growth.”

Conference Call / Webcast Today, Wednesday, May 21st at 4:30 pm ET:

WEBCAST/WEB REPLAY:	http://www.media-server.com/m/p/2f546258

TELEPHONE:	866-515-2910

PASSCODE:	28059050

Adjusted EBITDA and Adjusted Net Income/(Loss)

EBITDA represents net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines Adjusted EBITDA as EBITDA excluding debt extinguishment; non-operating gains (losses); non-cash impairment charges and write-downs; activist shareholder response costs; and non-cash share-based compensation expense. The Company defines Adjusted Net Income/(Loss) as net income/(loss) excluding non-cash impairment charges and write-downs; debt extinguishment; and activist shareholder response costs. The Company has included the term “Adjusted EBITDA” in our EBITDA reconciliation in order to adequately assess the operating performance of our television and Internet businesses and in order to maintain comparability to our analyst's coverage and financial guidance, when given. Management believes that the terms Adjusted EBITDA and Adjusted Net Income/(Loss) allow investors to make a more meaningful comparison between our business operating results over different periods of time with those of other similar companies. In addition, management uses Adjusted EBITDA as a metric to evaluate operating performance under the Company’s management and executive incentive compensation programs. Adjusted EBITDA and Adjusted Net Income/(Loss) should not be construed as alternatives to operating income (loss), net income (loss) or to cash flows from operating activities as determined in accordance with generally accepted accounting principles and should not be construed as measures of liquidity. Adjusted EBITDA and Adjusted Net Income/(Loss) may not be comparable to similarly entitled measures reported by other companies. The Company has included a reconciliation of each of Adjusted EBITDA and Adjusted Net Income/(Loss) to net income (loss), their most directly comparable GAAP financial measure, in this release.

About ValueVision Media/ShopHQ (www.shophq.com/ir)

ValueVision Media, Inc. operates as ShopHQ, a multichannel retailer that enables customers to shop and interact via TV, phone, Internet and mobile in the merchandise categories of Home & Consumer Electronics, Beauty, Health & Fitness, Fashion & Accessories, and Jewelry & Watches. The ShopHQ television network reaches over 87 million cable and satellite homes and is also available nationwide via live streaming at www.shophq.com. Please visit www.shophq.com/ir for more investor information.

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Forward-Looking Information

This release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer preferences, spending and debt levels; the general economic and credit environment; interest rates; seasonal variations in consumer purchasing activities; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; competitive pressures on sales; pricing and gross sales margins; the level of cable and satellite distribution for our programming and the associated fees; our ability to establish and maintain acceptable commercial terms with third-party vendors and other third parties with whom we have contractual relationships, and to successfully manage key vendor relationships; our ability to manage our operating expenses successfully and our working capital levels; our ability to remain compliant with our long-term credit facility covenants; our ability to successfully transition our brand name; the market demand for television station sales; our management and information systems infrastructure; challenges to our data and information security; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting our operations; significant public events that are difficult to predict, or other significant television-covering events causing an interruption of television coverage or that directly compete with the viewership of our programming; and our ability to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Important Information

This release may be deemed to be solicitation material in respect of the solicitation of proxies from shareholders in connection with one or more meetings of the Company’s shareholders, including the Company’s 2014 Annual Meeting of Shareholders. On May 9, 2014, the Company filed with the Securities and Exchange Commission (“SEC”) a proxy statement and a WHITE proxy card in connection with the Company’s 2014 Annual Meeting of Shareholders. The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2014 Annual Meeting of Shareholders. Information concerning the interests of these directors and executive officers in connection with the matters to be voted on at the Company’s 2014 Annual Meeting of Shareholders is included in the proxy statement filed by the Company with the SEC in connection with such meeting. In addition, the Company files annual, quarterly and special reports, proxy and information statements, and other information with the SEC. The proxy statement for the 2014 Annual Meeting of Shareholders is available, and any other relevant documents and any other material filed with the SEC concerning the Company will be, when filed, available, free of charge at the SEC website at http://www.sec.gov. SHAREHOLDERS ARE URGED TO READ CAREFULLY ANY SUCH PROXY STATEMENT FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION WITH RESPECT TO PARTICIPANTS.

(tables follow)

1-3

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share and per share data)

	May 3,	February 1,
	2014	2014
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$25,049	$29,177
Restricted cash and investments	2,100	2,100
Accounts receivable, net	96,638	107,386
Inventories	52,996	51,162
Prepaid expenses and other	5,988	6,032
Total current assets	182,771	195,857
Property and equipment, net	25,569	24,952
FCC broadcasting license	12,000	12,000
Other assets	864	896
	$221,204	$233,705

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$72,099	$77,296
Accrued liabilities	29,560	38,535
Deferred revenue	85	85
Total current liabilities	101,744	115,916

Capital lease liability	80	88
Deferred revenue	313	335
Deferred tax liability	1,355	1,158
Long term credit facility	38,000	38,000
Total liabilities	141,492	155,497

Commitments and contingencies

Shareholders' equity:
Common stock, $.01 par value, 100,000,000 shares authorized; 49,844,253 shares issued and outstanding	498	498

Warrants to purchase 6,000,000 shares of common stock	533	533

Additional paid-in capital	411,725	410,681

Accumulated deficit	(333,044)	(333,504)
Total shareholders' equity	79,712	78,208
	$221,204	$233,705

1-4

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	For the Three Month Periods Ended
	May 3,	May 4,
	2014	2013

Net sales	$159,701	$151,354
Cost of sales	99,695	94,321
Gross profit	60,006	57,033
Margin %	37.6%	37.7%

Operating expense:
Distribution and selling	49,729	46,252
General and administrative	6,957	5,892
Depreciation and amortization	2,268	3,205
Total operating expense	58,954	55,349

Operating income	1,052	1,684

Other expense:
Interest income	-	11
Interest expense	(391)	(378)
Total other expense	(391)	(367)

lncome before income taxes	661	1,317

Income tax provision	(201)	(294)

Net income	$460	$1,023

Net income per common share	$0.01	$0.02

Net income per common share --- assuming dilution	$0.01	$0.02

Weighted average number of common shares outstanding:
Basic	49,844,253	49,226,515
Diluted	56,340,970	54,653,674

1-5

VALUEVISION MEDIA, INC.
AND SUBSIDIARIES
Reconciliation of Adjusted EBITDA to Net Income:

	For the Three Month Periods Ended
	May 3,	May 4,
	2014	2013

Adjusted EBITDA (000's)	$5,513	$5,795
Less:
Activist shareholder response costs	(1,045)	-
Non-cash share-based compensation	(1,044)	(860)
EBITDA (as defined) (a)	3,424	4,935

A reconciliation of EBITDA to net income is as follows:

EBITDA (as defined) (a)	3,424	4,935
Adjustments:
Depreciation and amortization	(2,372)	(3,251)
Interest income	-	11
Interest expense	(391)	(378)
Income taxes	(201)	(294)
Net income	$460	$1,023

(a) EBITDA as defined for this statistical presentation represents net income for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines Adjusted EBITDA as EBITDA excluding debt extinguishment, non-operating gains (losses); non-cash impairment charges and writedowns, activist shareholder response costs and non-cash share-based compensation expense.

Management has included the term Adjusted EBITDA in its EBITDA reconciliation in order to adequately assess the operating performance of the Company's television and internet businesses and in order to maintain comparability to its analyst's coverage and financial guidance, when given. Management believes that Adjusted EBITDA allows investors to make a more meaningful comparison between our business operating results over different periods of time with those of other similar companies. In addition, management uses Adjusted EBITDA as a metric measure to evaluate operating performance under its management and executive incentive compensation programs. Adjusted EBITDA should not be construed as an alternative to operating income, net income or to cash flows from operating activities as determined in accordance with GAAP and should not be construed as a measure of liquidity. Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies.

# # #

Contacts

Media:	Investors:
Dawn Zaremba	David Collins, Eric Lentini
ShopHQ	Catalyst Global LLC
dzaremba@shophq.com	vvtv@catalyst-ir.com
(952) 943-6043 O	(212) 924-9800 O | (917) 734-0339 M

1-6

Exhibit 2

MANAGEMENT PRESENTATION Updated as of May 21, 2014 ValueVision Media (NASDAQ: VVTV) For period ended 5/3/14

SAFE HARBOR This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer preferences, spending and debt levels; the general economic and credit environment; interest rates; seasonal variations in consumer purchasing activities; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; competitive pressures on sales; pricing and gross sales margins; the level of cable and satellite distribution for our programming and the associated fees; our ability to establish and maintain acceptable commercial terms with third-party vendors and other third parties with whom we have contractual relationships, and to successfully manage key vendor relationships; our ability to manage our operating expenses successfully and our working capital levels; our ability to remain compliant with our long-term credit facility covenants; our ability to successfully transition our brand name; the market demand for television station sales; our management and information systems infrastructure; challenges to our data and information security; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting our operations; significant public events that are difficult to predict, or other significant television-covering events causing an interruption of television coverage or that directly compete with the viewership of our programming; and our ability to obtain and retain key executives and employees. More detailed information about those factors is set forth in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise. The Company includes information on the Future State of the business in certain instances in the following presentation. This information is intended to identify aspirational goals of the Company with respect to certain metrics, and is not tied to a specific date or timeline. These aspirational objectives are forward-looking statements and should be read in conjunction with the company's risk factors identified in our most recent annual report on Form 10-K and periodic reports filed after such 10-K. Adjusted EBITDA and Adjusted Net Income/(Loss) EBITDA represents net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines Adjusted EBITDA as EBITDA excluding debt extinguishment; non-operating gains (losses); non-cash impairment charges and write-downs; activist shareholder response costs; and non-cash share-based compensation expense. The Company defines Adjusted Net Income/(Loss) as net income/(loss) excluding non-cash impairment charges and write-downs; debt extinguishment; and activist shareholder response costs. The Company has included the term “Adjusted EBITDA” in our EBITDA reconciliation in order to adequately assess the operating performance of our television and Internet businesses and in order to maintain comparability to our analyst's coverage and financial guidance, when given. Management believes that the terms Adjusted EBITDA and Adjusted Net Income/(Loss) allow investors to make a more meaningful comparison between our business operating results over different periods of time with those of other similar companies. In addition, management uses Adjusted EBITDA as a metric to evaluate operating performance under the Company’s management and executive incentive compensation programs. Adjusted EBITDA and Adjusted Net Income/(Loss) should not be construed as alternatives to operating income (loss), net income (loss) or to cash flows from operating activities as determined in accordance with generally accepted accounting principles and should not be construed as measures of liquidity. Adjusted EBITDA and Adjusted Net Income/(Loss) may not be comparable to similarly entitled measures reported by other companies. The Company has included a reconciliation of each of Adjusted EBITDA and Adjusted Net Income/(Loss) to net income (loss), their most directly comparable GAAP financial measure, on slides 19 & 20 of this presentation, respectively.  LTM LTM refers to the Last Twelve Months of reported company information on or about the date of this presentation. Data in this deck may be unaudited. IMPORTANT INFORMATION This presentation may be deemed to be solicitation material in respect of the solicitation of proxies from shareholders in connection with one or more meetings of the Company’s shareholders, including the Company’s 2014 Annual Meeting of Shareholders. On May 9, 2014, the Company filed with the Securities and Exchange Commission (“SEC”) a proxy statement and a WHITE proxy card in connection with the Company’s 2014 Annual Meeting of Shareholders. The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2014 Annual Meeting of Shareholders. Information concerning the interests of these directors and executive officers in connection with the matters to be voted on at the Company’s 2014 Annual Meeting of Shareholders is included in the proxy statement filed by the Company with the SEC in connection with such meeting. In addition, the Company files annual, quarterly and special reports, proxy and information statements, and other information with the SEC. The proxy statement for the 2014 Annual Meeting of Shareholders is available, and any other relevant documents and any other material filed with the SEC concerning the Company will be, when filed, available, free of charge at the SEC website at http://www.sec.gov. SHAREHOLDERS ARE URGED TO READ CAREFULLY THE PROXY STATEMENT FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION WITH RESPECT TO PARTICIPANTS DISCLOSURES *

Company Overview Highly Scalable, Multi-Platform Electronic Retailer (TV / Online / Mobile) Diverse Product Offerings from In-Demand Brands Attractive Operating and Financial Profile Loyal, Attractive Customer Demographic Strong, Emotional Connection with Large Addressable TV Audience SCALABLE, MULTICHANNEL RETAILER *

2008 Keith Stewart CEO 21 Years QVC 2010 Bob Ayd President 39 Years Macy’s, QVC 2010 Bill McGrath EVP & CFO 33 Years Arthur Andersen, Subaru, QVC 2009 Carol Steinberg COO 20 Years David’s Bridal, QVC 2011 Annette Repasch SVP & Chief Merchandising Officer 29 Years Saks, QVC, Stage Stores 2008 Jean Sabatier SVP Sales, Planning, Programming & Special Projects 16 Years QVC 2004 Mike Murray SVP Operations 30 Years Fingerhut 2004 Teresa Dery SVP & General Counsel 21 Years Net Perceptions, 1 Potato 2 2011 Nancy Kunkle SVP On-Air Execution & Customer Experience 29 Years QVC, Boeing 2000 Ashish Akolkar VP IT Operations 17 Years NetBriefings, Sunflower IT 2001 Beth McCartan VP Financial Planning & Analysis 21 Years Pillsbury 1996 Nick Vassallo VP Corporate Controller 28 Years Arthur Andersen, Fourth Shift 2009 Randy Ronning Chairman of Board 39 Years JC Penney, QVC JOINED NAME TITLE YEARS PREVIOUS EXPERIENCE Leadership with over 300 years of combined experience * SEASONED MULTICHANNEL RETAILING MANAGEMENT

U.S. HOME SHOPPING INDUSTRY

Established Over 30 Years

SHQP

ShopHQ.com

U.S. home shopping is a growing, $9 billion market



	SHQP	HSN	QVC
Revenue	$649M	$2,307M	$5,852M
Gross Profit Margin	35.9%	34.5%	36.2%
Adjusted EBITDA	$18M	$262M	$1,362M
Adjusted EBITDA Margin	3%	11%	23%
EBITDA, as reported	$11M	$250M	NA
U.S. Households Reached	87M	95M	98M
Revenue per Household	$7	$24	$60
Units Shipped	9M	47M	107M
Average Price Point	$78	$58	$60
Internet / Mobile Sales %	46%	37%	43%
	VVTV: Company Data (LTM ended 5/3/14)	HSNi Earnings Release; Reflects HSN excluding Catalog Operations (LTM ended 3/31/14)	Liberty Interactive Corp. Release; Reflects QVC U.S. Operations Only (LTM ended 3/31/14)

- Please see Appendix for a reconciliation of the Company's Adjusted vs. Reported EBITDA. Moreover, Adjusted EBITDA is expressed as a percentage of net sales.
- HSN's Reported EBITDA is estimated from Operating Income.
- Liberty Interactive Corp. does not provide a break-out of EBITDA, as reported, for QVC's U.S. Operations.
- Households Reached and Revenue per Household for HSN & QVC are estimated by the Company.
- The information provided above with respect to QVC and HSN has been taken from public filings from each entity, and should only be read in conjunction with the risks and other disclosure included in such filings. The Company undertakes no obligation to update or otherwise revise such information based on changes or additional disclosure from QVC or HSN with respect thereto.

5

KEY GROWTH STRATEGIES Broaden and Diversify With Compelling Product Expand and Optimize TV Distribution Platform Be a Watch & Shop Anytime, Anywhere Experience Grow Customer Base, Purchase Frequency and Retention An engaged customer base creates foundation for long-term, sustainable growth * Company positioned for scalable growth, focused on 4 key business drivers

Diverse product mix with distinctive national brands Increased Product Diversification Jewelry & Watches Home & Consumer Electronics Beauty, Health & Fitness Fashion & Accessories DIVERSE PRODUCT MIX WITH DISTINCT NATIONAL BRANDS Annual spend increases with greater product variety * 6%

Increased visibility by improving channel positions that our customers frequent * Increased Second+ Channel Presence 2009 Current Select Cable & Satellite TV Distribution Partners U.S. Household Penetration Total US(1) ~115 million ShopHQ 87 million GROWING NATIONAL AUDIENCE Continues to grow the number of U.S. households ShopHQ reaches by 2% annually - Comparable footprint to QVC (98 million U.S. homes) and HSN (95 million U.S. homes) Company has affiliate agreements with all major cable, satellite and telecom distribution providers ShopHQ is continuously improving its channel positioning through the addition of a second channel of exposure and lower channel positioning (1) Source: Nielsen, May 2013.

* Internet / mobile sales represent around 46% of total revenue Customers are able to conveniently watch the broadcast, browse, purchase and share products Experience inspires shopping and is consistent across all channels iPad and Android apps offer content synchronized to the live broadcast Mobile growing rapidly. Represented 25% of internet sales in F13, and over 30% in most recent fiscal quarter WATCH & SHOP ANYTIME, ANYWHERE Mobile & Tablet Options Mobile Website Text Alerts Watches iPad App ShopHQ iPad App Android App iPhone App ShopHQ’s mobile offerings allow customers to shop and buy anytime, anywhere Growing Contribution from Anytime, Anywhere Technology

Attractive Customer Demographic… Key Characteristics Net Promoter Score, or NPS, is a nationally-recognized third-party customer satisfaction indicator. The Company views this indicator as a reaction of its customers to progress made with certain customer focused initiatives. Going forward, the Company has the opportunity to use NPS as an additional tool to measure changes it is making as policies are implemented. Total Customers (thousands) KEY INDICATOR / INDUSTRY BENCHMARK 2011 2012 2013 Net Promoter Score (1) 36% 47% 54% ATTRACTIVE CUSTOMER DEMOGRAPHIC Our base of customers is growing in size and is more engaged Net Promoter Score is a key indicator of customer engagement * 70% female with average income $70k plus Community-oriented and college educated; want to be informed and entertained Style conscious, valuing newness and unique products Customers’ shopping demographics index high relative to industry competition Strong propensity to buy digitally, with internet / mobile comprising about 46% of total sales Customers share one common characteristic: They love to shop!

* Customer Retention % by Annual Purchase Frequency Annual Customer Purchases by Length of Relationship Customers who make a greater number of purchases are more likely to repeat as customers the following year Customer longevity drives purchase frequency and increases total annual spend IMPROVED RETENTION & PURCHASE FREQUENCY Increases in purchase frequency and retained customer counts support long term sustainable growth Retained Customers Support Long-Term Growth The Company has recently updated its methodology to consistently define retained customers, for purposes of the above definition, as those customers who have been with ShopHQ for at least 12 months (i.e. more than 52 weeks between their first and last purchase). The retention calculation used includes new customers in the denominator and is therefore diluted by new customer growth.

IMPROVED CUSTOMER ENGAGEMENT

SHQP

ShopHQ.com

- Increasing new and repeat customers driven by:
  - Further diversification of product mix
  - Lower average price points offer a lower entry point for new customers
  - Significant improvement in channel positioning
- Increasing average purchase frequency driven by:
  - Offering a broader assortment of merchandise
  - Improved selection of "repurchase-oriented" products (i.e., Fashion and Beauty)
  - Enhanced user experience of mobile applications
  - Increase in the Company's Net Promoter Score, a third-party measure of customer satisfaction



Total Customers × **Average Price Point** × **Average Purchase Frequency** = **Total Revenue**

Selected Quarterly Metrics

Quarter	Total Customers (thousands)		Average Price Point		Average Purchase Frequency		Total Net Sales ($millions)	
F14 Q1	590	↑ 19%	$76	↓ (18%)	3.6x	↑ 9%	$160	↑ 6%
F13 Q1	497		$93		3.3x		$151	
F13 Q4	719	↑ 30%	$74	↓ (20%)	3.6x	↑ 12%	$193	↑ 17%
F12 Q4 (1)	553		$92		3.2x		$165	
F13 Q3	533	↑ 20%	$80	↓ (20%)	3.5x	↑ 12%	$147	↑ 7%
F12 Q3	445		$100		3.1x		$138	
F13 Q2	522	↑ 22%	$83	↓ (19%)	3.4x	↑ 11%	$149	↑ 10%
F12 Q2	429		$102		3.1x		$135	

(1) Because ValueVision follows a 4-5-4 retail calendar, every five to six years the Company has an extra week of operations in its reporting cycle, and this occurred in fiscal 2012. Therefore, Q4 fiscal 2012 and full year fiscal 2012 periods have 14 and 53 weeks, respectively, as compared to the same periods other presented years of 13 and 52 weeks. The extra week in Q4 is not included in these calculations to show the numbers on a comparable basis.

12

Business realigned to support long-term growth * Return Rate 6% Increase U.S. Households (millions) 15% Growth KEY OPERATING METRICS Please see Appendix for above data for years F10 through F12. Units shipped have grown as ShopHQ has increased its household penetration and purchase frequency Lowering average price point broadens appeal across 87 million homes and digital store front Improved efficiency demonstrated through lower costs / household and transaction costs / unit TV Costs / Household 21% Improvement Transaction Costs / Unit 31% Improvement Net Units Shipped (mm) 60% Growth Average Price Point 25% Decline

STRONG FINANCIAL PERFORMANCE

SHQP

ShopHQ.com

Leverageable fixed cost structure supports improved Adjusted EBITDA as sales grow

- Management's repositioning of the Company has led to stronger sales growth
- Eight consecutive quarters of positive Adjusted EBITDA
- Results reflect further diversified product mix, increased active customer counts and decreased TV distribution fixed cost base

Revenue ($millions)

Annual



$700.0
$600.0
$500.0
$400.0
$300.0
$528
$562
$558
$574
$640
+7%
(1%)
+3%
+12%
F09
F10
F11
F12 (1)
F13

Quarterly



$200.0
$180.0
$160.0
$140.0
$120.0
$100.0
+10%
+7%
+17%
+6%
$135
$149
$138
$147
$165
$193
$151
$160
F12 Q2
F13 Q2
F12 Q3
F13 Q3
F12 Q4 (1)
F13 Q4
F13 Q1
F14 Q1

Adjusted EBITDA ($millions) (2)

Annual



$20.0
$10.0
$0.0
($10.0)
($20.0)
($30.0)
($19)
$2
$1
$4
$18
F09
F10
F11
F12 (1)
F13

Quarterly



$10.0
$5.0
$0.0
$1
$4
$1
$4
$4
$5
$6
$6
F12 Q2
F13 Q2
F12 Q3
F13 Q3
F12 Q4 (1)
F13 Q4
F13 Q1
F14 Q1

(1) Because ValueVision follows a 4-5-4 retail calendar, every five to six years the Company has an extra week of operations in its reporting cycle, and this occurred in fiscal 2012. Therefore, Q4 fiscal 2012 and full year fiscal 2012 periods have 14 and 53 weeks, respectively, as compared to the same periods other presented years of 13 and 52 weeks. The extra week in Q4 is not included in these calculations to show the numbers on a comparable basis. The Company reported actual results of $587 million, $178 million, $4.5 million and $4.2 million for F12 revenue, F12Q4 revenue, F12 Adjusted EBITDA and F12Q4 Adjusted EBITDA, respectfully.

(2) Adjusted for non-recurring items and stock-based compensation.

14

Focused on delivering long-term sustainable growth * Scalable multichannel retail platform with highly leverageable fixed cost base Improved channel positioning and adjacencies in strategic markets through the addition of second channels and lower channel positions Increased investment in emerging product categories including upscale, luxury, proprietary and national brands Broader product offering, lower average price point and improved channel positioning attracts new customers Increasing purchase frequency drives higher count of retained customers Multichannel Engagement Internet ↔ TV Promotions Brand Power Live Streaming on Internet & Mobile Platforms Mobile, iPad / Tablet Apps Social Media Interactive Webcasts Contests & Promotions Expand and Optimize TV Distribution Platform Broaden & Diversify Product Offering Grow Customer Base, Purchase Frequency and Retention Be A Watch & Shop Anytime, Anywhere Experience GROWTH OPPORTUNITIES

DOCUMENTS TO FOLLOW: Summary P&L Summary Balance Sheet EBITDA Reconciliation Summary Key Operating Results Cash Flow Investors are advised to review carefully the risk factors contained in our most recently filed annual report on Form 10-K filed for our year ended February 2, 2013. APPENDIX *

SUMMARY P&L *

SUMMARY BALANCE SHEET *

SUMMARY ADJUSTED EBITDA RECONCILIATION a) EBITDA as defined for this statistical presentation represents net income (loss) from continuing operations for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines Adjusted EBITDA as EBITDA excluding debt extinguishment; non-operating gains (losses); non-cash impairment charges and write-downs; activist shareholder response costs; and non-cash share-based compensation expense. Management has included the term EBITDA, as adjusted, in its EBITDA reconciliation in order to adequately assess the operating performance of the Company's television and Internet businesses and in order to maintain comparability to its analyst's coverage and financial guidance. Management believes that EBITDA, as adjusted, allows investors to make a more meaningful comparison between our business operating results over different periods of time with those of other similar small cap, higher growth companies. In addition, management uses EBITDA, as adjusted, as a metric measure to evaluate operating performance under its management and executive incentive compensation programs. EBITDA, as adjusted, should not be construed as an alternative to operating income (loss) or to cash flows from operating activities as determined in accordance with GAAP and should not be construed as a measure of liquidity. EBITDA, as adjusted, may not be comparable to similarly entitled measures reported by other companies. *

SUMMARY ADJUSTED NET INCOME RECONCILIATION *

* SUMMARY KEY OPERATING METRICS

CASH FLOW *

Exhibit 3

ValueVision Media, Inc.
May 21, 2014 Conference Call Script to Discuss
First Quarter Fiscal 2014 Financial Results1

Conference Call Operator

Good afternoon, and welcome to ValueVision Media’s fiscal 2014 first quarter conference call. Following today's presentation, there will be a formal question and answer session. Today's call is being recorded for instant replay. I would now like to turn the call over to Teresa Dery, Senior Vice President and General Counsel at ValueVision. You may begin.

Teresa Dery, Senior Vice President, General Counsel and Corporate Secretary

Thank you, operator, and good afternoon. I'm joined today by Keith Stewart, CEO; Bill McGrath, EVP and CFO; Bob Ayd, President; Carol Steinberg, COO, and other members of the senior management team.

Comments on today's conference call may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as anticipate, believe, estimate, expect, intend, predict, hope, should, plan or similar expressions. Listeners are cautioned that these forward-looking statements may involve risks and uncertainties that could significantly affect actual results from those expressed in any such statements. More detailed information about these risks and uncertainties and related cautionary statements is contained in ValueVision's SEC filings.

Comments on today's call may refer to adjusted EBITDA and adjusted net income (or loss), which are both non-GAAP financial measures. For reconciliations of each of these measures to our GAAP results, and for a description of why we use them, please refer to our Q1 2014 news release available on the Investor Relations section of our website.

As you may have seen, on May 9th, we filed our Definitive Proxy Statement and a white proxy card for our annual meeting of shareholders to be held on June 18th at our corporate headquarters. We urge investors to read carefully our proxy statement and any other relevant documents filed by us with the SEC when they become available because they will contain important information about our annual meeting, including information regarding the participants in our Board’s solicitation.

A Definitive Proxy Statement has also been filed by an activist shareholder. We are not responsible for the accuracy of any information contained in the proxy statement or any other proxy solicitation materials used by the activist shareholder or any other statements that they may make.

With that said, we are here today to talk about the business and ValueVision’s Q1 results. We do not intend to take any questions regarding the proxy statement or proposals of the activist shareholder. We thank you for your cooperation in that regard.

All information in this conference call is as of today and the Company undertakes no obligation to update these statements.

I will now turn the call over to Keith.

1 Excluding unscripted Q&A portion of conference call.

Keith Stewart, Chief Executive Officer

Thanks Teresa, and thank you for joining today’s call.

Our team delivered strong operating results in Q1. Net sales were $160 million, an increase of 6% over Q1 last year, and Adjusted EBITDA was $6 million. Compared to last year, net shipped units increased 28% to 1.9 million and our average price point, as expected, decreased 18%. Bill will provide more detail on our financial performance later on.

I must say that it’s an energizing time to be at ShopHQ. Q1 marks our 8th consecutive quarter of sales growth and positive adjusted EBTIDA. At the end of Q1, we have over a quarter million more customers than we had at this time last year. Our customers and stakeholders have embraced our new consumer brand ShopHQ. Our customer base is growing at a greater rate than any time in our Company’s recent history. And our team members are focused and aligned on our vision of building and inspiring communities through shopping.

As to the progress we are making on our 4-point strategy to drive growth, we feel confident about our positive momentum and it’s coming through in our operating results.

With respect to our 1st key strategy, our efforts to broaden, expand and diversify our product mix continued to attract and retain customers in Q1. Customers liked our expanded product offerings as they bought more merchandise in the quarter compared to last year. Specifically, purchase frequency increased 9% in Q1. New customers increased 19%, and our total customer file increased 19% in Q1, both over the same quarter last year. Investments made to further develop our growing customer base should continue to benefit future quarterly results.

By broadening our product offerings, we continued to strategically lower our average price point to $76 in Q1 as compared to $93 in last year’s Q1. These more accessible price points on a wider assortment of products are broadening ShopHQ’s appeal to a much larger audience. Lower price points also tend to draw greater numbers of new customers. When they return to shop again, our customers have a variety of trusted brands from which to choose across our broader online extended assortment like Apple, Cannon, Samsung, Gucci, Versace and Ferragamo.

Optimizing our TV distribution footprint to attract more shoppers is our 2nd critical strategy. Over the last six years, we have worked diligently to right size our cost per home, reducing the annualized rate from $1.72 in 2008 to $1.12 to Q1 2014. At the same time, we have made significant improvements in the quality of our distribution platform through improved channel positioning. We are pleased with the positive sales results being achieved so far in the systems where we invested.

Our 3rd key strategy is: Be where the customer wants us to be. This is our Shop & Watch Anytime, Anywhere experience. Consumer shopping behavior continues to rapidly evolve. We are creating more content on more platforms than ever before. Our digital strategy enables our customers to conveniently watch our broadcast, browse and buy product, as well as interact, provide feedback on our products, presentations and service. We believe this customer experience further helps us realize our vision to build and inspire communities through shopping.

Our 4th key strategy centers on increasing customer growth metrics. We are growing our customer base at an unprecedented rate and have amassed a record 1.4 million customer file. We expect to continue to grow our customer base, entice them to buy more of our high-quality products, and in turn earn their loyalty. Everything we do starts and ends with the customer. We are serving them better than ever before, and we are well-positioned for consistent, scalable, long-term growth.

With the positive momentum we achieved in Q1, we feel confident about the direction of our business. Over the next two quarters, the average price point is expected to decrease at a lesser rate than the 18% reduction in Q1. In Q2 last year, our average price point was $83, and in Q3 it was $80. This is closer to our current run rate.

Looking ahead over the next 18-24 months, we plan to make investments to support the growing needs of our business. We are significantly upgrading our distribution center in Bowling Green, Kentucky, which will roughly double its current size.

We strategically decided to utilize one larger facility as opposed to multiple, smaller distribution centers. This approach helps position us to provide unique customer service levels in a competitive multichannel retailing climate. Today when a consumer purchases more than one product online at a retailer, they often receive multiple packages at different times, sometimes even days apart.

Our new distribution center will give us the option to package more than one item in one box from a variety of product categories. At ShopHQ, whenever practical, it will be our goal for the customer to receive one package on time and to delight their expectations.

The new complex will also be outfitted with the latest warehouse management system. In addition, we plan to expand our call center capacity and equip it with a leading edge CRM system. Carol will provide more detail about these investments shortly.

In closing, as these initiatives are fully implemented, we expected them to reduce operating expenses and improve the operating leverage of our multichannel retailing model.

I’ll now turn the call over to Bill.

3-2

Bill McGrath, Executive Vice President and Chief Financial Officer

Thanks Keith.

First quarter sales of $160 million were up 6% over prior-year. Sales growth was driven by performance in the Fashion and Accessories, Jewelry and Watches, and Beauty, Health, and Fitness categories.

Gross Profit dollars increased 5% to $60 million in Q1 from $57 million last year. Gross Margin remained strong at 37.6% compared to 37.7% in Q1 of last year.

First quarter Operating Expenses increased 7% to $59 million from $55 million in Q1, including $1 million of Activist Shareholder Response costs. Excluding the Activist Shareholder Response costs, operating expenses as a percentage of sales were 36% versus 37% in Q1 last year.

Operating expenses were affected by increased variable costs as a percentage of sales to 8.4% this quarter from 7.5% last year, reflecting the impact of a 28% increase in net shipped units over the prior-year quarter. We anticipate that variable expense as a percentage of sales over the remainder of 2014 will be at a similar range as we experienced in Q1.

Cable and satellite expenses increased $1.6 million in the quarter vs. prior year, reflecting a 2% increase in home counts as well as investments associated with improved channel positions that began in the second half of 2013. Our annualized cost per home in the first quarter was $1.12 compared to $1.06 in prior year Q1. We will continue to look for opportunities to improve the quality of our distribution footprint. Investments related to these potential improvements could increase our annualized cost per home to around $1.15 by the end of fiscal 2014.

Depreciation and Amortization decreased $1 million vs. last year, due to the discontinuation of the NBC license fee. The total of all other operating expenses was in line with prior year.

Adjusted EBITDA in the first quarter was $6 million, roughly flat to Q1 last year, with sales growth offset by the increased costs associated with the 28% increase in higher shipping volume as well as investments in improved channel positions.

During the first quarter, the Company incurred $1 million in advisory fees and other costs related to the ongoing activist shareholder matter. Since the inception of the activist shareholder matter in third quarter of 2013 the company has incurred aggregate costs of around $3 million. We expect to incur additional costs associated with this issue in subsequent quarters. The Company is working to manage these expenses prudently while ensuring that all shareholder interests are represented.

Adjusted Net Income for Q1’14 was $2 million or $0.03 per share, vs. $1 million and $0.02 per share last year.

Our balance sheet remains strong. Cash, including restricted cash, totaled $27 million, compared to $31 million at the end of Q4’13. The net use of cash includes $5 million in working capital investment, $3 million in capital expenditures and $1 million in costs associated with the ongoing activist shareholder issue, partially offset by positive adjusted EBITDA in the period.

In regards to capital expenditures, the estimated project cost of the Bowling Green expansion is $25 million, the majority of which will be incurred during 2014. This spending will be funded through the expanded PNC credit facility. All other capital expenditures during this fiscal year will be around $10 million, primarily related to the system initiatives Keith discussed.

I will now turn the call over to Bob.

3-3

Bob Ayd, President

Thank you, Bill. Q1 was a solid quarter for ShopHQ. We achieved positive results in every category except for some softness in Consumer Electronics.

Overall, our broader product offerings, lower average price point and improved channel positioning combined to attract more new customers in Q1 while increasing the purchase frequency of existing customers in the quarter.

In the first quarter, we continued to allocate assets and expand our product assortment in the emerging categories of Fashion, Beauty and Home in order to drive customer acquisition. At the same time, our team added a number of new luxury, proprietary and national brands in Q1 to further elevate customer engagement.

Notable brand introductions in Q1 included timepieces from Gucci and Versus by Versace. In Jewelry, we also added Wolf Jewelry boxes and premiered a new turquoise jewelry line called Dine Spirit, which is created by Native American artisans. In Fashion, we launched Labrado leather handbags from Paraguay, and we continued to expand our proprietary brands, offering our customers relevant and exciting fashion accessories.

Beauty enjoyed success on multiple fronts in Q1. We launched an innovative color line from the UK called New CID, and we introduced Juara Bath & Body from Indonesia. Moreover in the Beauty category, we continued to expand our high-end, anti-aging skincare line called Rodial as well as expanded the international skincare and color brand, Borghese.

In Home, we debuted our first gardening show featuring Spring Hill Gardens, and we expanded our food business with Penn Street Bakery. In total, we added over 7,000 new styles and approximately 80 new suppliers in the first quarter.

Regarding our online-only product assortment, I’m pleased with the progress we made in expanding our web exclusive merchandise in the quarter. Sales of our online-only merchandise rose approximately 70% vs. last year’s same period.

Expanding and diversifying our multichannel product mix is central to our ongoing success, and remains our 1st key strategy, as Keith mentioned. To this point, we plan to continue steadily reducing our concentration in Jewelry & Watches and allocate our resources in the emerging product categories of Fashion, Beauty and Home, which tend to attract, retain and increase the purchase frequency of new and active customers.

Looking ahead, a few new concepts that we are excited about launching include iconic footwear from Hush Puppies; high-quality, upscale textiles from Croscill; and a health and fitness line from Chris Freytag, a national trainer and fitness expert.

We also look forward to launching a fashion line from New York designer Mark Bower, and hair care products from renowned European stylist Philip Kingsly. And finally, we are working with Mark Cuban from Shark Tank on a new programming concept and are planning to have him appear on ShopHQ this summer.

This concludes my remarks. Carol?

3-4

Carol Steinberg, Chief Operating Officer

Thanks Bob. Our solid first quarter performance was driven by a number of key initiatives that improved operating metrics, increased customer counts and enhanced our digital store front.

Continued progress was the result of our focus on providing the customer an inspired and convenient shop anytime, anywhere experience, which is part of our 3rd key strategy that Keith addressed earlier.

Operationally, we successfully managed the 28% increase in shipped units at our distribution center and temporary off-site storage while keeping transaction costs flat at $2.51 per unit in Q1 compared to the year-ago quarter. We improved the customer experience by continuing to provide faster order delivery times to the customer, and through improved internal processes, we reduced inbound customer service inquires.

We are excited to announce we broke ground last week on the expansion of our Bowling Green, Kentucky fulfillment and customer service facility. This expansion is needed to meet the demands of our growing customer base and higher shipped unit volume. We expect Phase I of our 337,000 foot expansion will be completed by late fall of this year, which will enable us to use the shell of the new facility for storage, thus minimizing our expense and reliance on off-site storage during the 2014 holiday season. The balance of the expansion is scheduled to be completed in Q1 2015.

In addition to expanding our capacity in Bowling Green, this year we will start the planning and implementation of a new material handling systems, and a new warehouse management system, Manhattan, one of the most sophisticated warehouse management systems available today. These enhancements should further optimize our operations and allow us to minimize transaction costs while maximizing speed from order to ship time.

Other noteworthy operational initiatives we initiated in Q1 include the launch of the implementation of our Salesforce CRM system. Concurrent with this implementation is the initiative to enhance our automated phone ordering system and call center systems with the industry leading Genesys Echopass Software. Both initiatives are expected to increase customer satisfaction, yield increased purchase frequency, and streamline operations.

Turning to ShopHQ’s online platform, in Q1 we experienced solid growth in sales transacted on mobile devices and smart phones as a percentage of total Internet revenue. Overall, we continued to deliver strong Internet sales penetration of 45% in Q1. Our mobile sales penetration increased to 32% of Internet orders in Q1, an 870 basis point increase over last year’s quarter, while Q1 mobile revenue yielded a 41% sales increase over the same quarter last year to $23 million.

Enhancements made in previous quarters to our iPad shopping app along with our Android and iPad apps are proving successful. With a strong track record, we continue to optimize other elements of our online platform, making ShopHQ accessible on any device, anytime, anywhere.

Lastly, on the mobile front, which is certainly a major focus for us, continued enhancements are planned in subsequent quarters for our tablet apps as well as for our mobile site and iOS and Android apps, which are all designed to drive increased customer engagement and purchase frequency.

Overall, we are pleased with the positive results of our first quarter operating and digital performance, especially with our customer growth and mobile results being at record levels. We remain focused on a digital strategy that enables our customers to conveniently watch the broadcast, browse, purchase and share products. We believe this experience inspires shopping, builds community and drives increased customer engagement.

Operator, please open the line for questions.

###

Important Information

This script may be deemed to be solicitation material in respect of the solicitation of proxies from shareholders in connection with one or more meetings of the Company's shareholders, including the Company's 2014 Annual Meeting of Shareholders. On May 9, 2014, the Company filed with the Securities and Exchange Commission (“SEC”) a proxy statement and a WHITE proxy card in connection with the Company's 2014 Annual Meeting of Shareholders. The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company's 2014 Annual Meeting of Shareholders. Information concerning the interests of these directors and executive officers in connection with the matters to be voted on at the Company's 2014 Annual Meeting of Shareholders is included in the proxy statement filed by the Company with the SEC in connection with such meeting. In addition, the Company files annual, quarterly and special reports, proxy and information statements, and other information with the SEC. The proxy statement for the 2014 Annual Meeting of Shareholders is available, and any other relevant documents and any other material filed with the SEC concerning the Company will be, when filed, available, free of charge at the SEC website at http://www.sec.gov. SHAREHOLDERS ARE URGED TO READ CAREFULLY THE PROXY STATEMENT FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION WITH RESPECT TO PARTICIPANTS.

3-5